UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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American International Group, Inc.
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[AIG Letterhead]

May 10, 2007

Dear Fellow Shareholder:

I am writing to explain why American International Group, Inc. (“AIG”) disagrees with the recent voting recommendation made by Institutional Shareholder Services (“ISS”) with respect to the shareholder proposal from Mr. John Chevedden to be voted on at AIG’s Annual Meeting of Shareholders on May 16, 2007. The proposal would require that at least 75 percent of equity compensation granted to AIG’s senior executives be limited to certain types of “performance-based” awards.

We disagree with Mr. Chevedden and ISS. Mr. Chevedden’s proposal ignores the performance measures AIG has in place with respect to non-equity compensation. In addition to performance-based equity awards, AIG uses performance measures in determining its cash awards, both current and long-term. Annual cash bonuses for senior executives are based upon an assessment of AIG’s overall financial performance, as well as business unit and individual performance. AIG’s long-term cash awards, granted under the Senior Partners Plan, are also performance-based as they are linked to growth in book value per share of AIG common stock, an important measure of long-term perforance in the insurance industry.

We believe that all equity compensation of our senior executives is performance-based, and a significant portion of their non-equity compensation is performance-based as well. We also believe that AIG’s compensation policy for senior executives, including cash bonuses, options, performance-based restricted stock units (“RSUs”) and long-term cash awards, is fundamentally performance-based.

ISS has recommended a vote for the shareholder proposal because ISS does not consider stock options to be “performance-based” compensation. Stock options do provide a strong alignment between shareholder return and the compensation of executives, creating value for both based upon the performance of AIG’s stock. AIG’s most senior executives receive time-vested stock options rather than time-vested RSUs; therefore, the executives receive compensation only if shareholders receive appreciation in their investment.

AIG’s performance-vesting RSUs, granted under the Partners Plan, are determined by AIG’s financial performance, growth in adjusted earnings per share (which determines the number of RSUs earned) and AIG’s share price (which determines the value of each RSU).

Even if one were to deem the options granted to AIG’s senior executives in 2006 to be not performance-based compensation, the percentage of total compensation awarded for 2006 that was performance-based (reflecting direct annual compensation decisions for 2006 as shown in the table on page 31 of AIG’s Proxy Statement) was approximately 72 percent for Mr. Sullivan, the Chief Executive Officer, approximately 54 percent for Mr. Bensinger, the Chief Financial Officer, and approximately 71 percent, 70 percent and 62 percent, respectively, for the three other named executive officers, thereby confirming AIG’s conclusions on the performance-based nature of its compensation programs.

AIG also believes that Mr. Chevedden’s proposal is too prescriptive and overly restrictive. AIG believes that its current programs are appropriately performance-based, and give the Compensation and Management Resources Committee the necessary flexibility to incentivize and retain senior management.

We appreciate your investment in AIG and your time and attention to this matter. If you would like to discuss this or any other issues regarding our upcoming Annual Meeting of Shareholders, please call me at (212) 770-7074.

Sincerely,

/s/ Charlene Hamrah
Charlene Hamrah
Director of Investor Relations